Exhibit 99.4

Tri-way Industries Modifies its Previously Issued Press Release Related to a Share Dividend to Sino Agro, Inc. Shareholders

November 7, 2018

HONG KONG—Tri-way Industries Limited (“TRW”) is an independent, privately owned LLC incorporated in Hong Kong focusing on seafood production and distribution, seafood import/export and aquaculture technology transfer. TRW was formed in late 2016 in connection with a spinout by Sino Agro Food, Inc. (“SIAF”) of certain of its aquaculture operations in China. SIAF retains a 36.6% equity interest in TRW.

TRW operates land based recirculating aquaculture systems (“RAS”), as well as RAS open dam ponds. Its vision is to become the world’s leading vertically integrated RAS farming operation and center of excellence for 21st century sustainable aquaculture technologies.

In a press release issued on October 5, 2018 (the “Release”), TRW reported its intention to conduct a share dividend distribution to shareholders of SIAF consisting of its own ordinary shares.

Specifically, TRW announced that the distribution to shareholders of SIAF would be based on the exercise of its option to liquidate outstanding debt owed SIAF of USD 62,338,065, covering certain of its accounts payable and other payables owed SIAF.

TRW hereby withdraws the record date set forth in the Release, as it has been advised that certain aspects of the proposed transaction need to be evaluated further in light of United States regulatory requirements and other steps may have to be taken before the distribution in initiated. TRW still intends to have its shares distributed to SIAF’s shareholders and will keep its own shareholders and the public at large updated on this matter as it deems necessary or advisable.

About Tri-way Industries Ltd.

TRW is an aquaculture company with operations based in Enping and Zhongshan, China. The company produces and distributes sustainable seafood for sale to the rapidly growing middle class in China. TRW is a global leader in operating land based recirculating aquaculture systems (“RAS”), and also operates a complementary seafood trading business. Founded in 2016 as a carve out of Sino Agro Food Inc.’s aquaculture operations, TRW is headquartered in Hong Kong.